Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Fran Devellis Vice President, Investor Relations Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	fran.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS RESULTS OF THE INTERIM ANALYSIS IN

PHASE III CLINICAL TRIAL OF ICA-17043

RESEARCH TRIANGLE PARK, N.C. (August 4, 2006) – Icagen, Inc. today announced that following a planned interim safety, efficacy and futility analysis by an independent Data Monitoring Committee (“DMC”) of the Company’s Phase III trial of ICA-17043 for the treatment of sickle cell disease, the DMC recommended that enrollment continue for patients on concurrent hydroxyurea therapy. Approximately half of the patients enrolled in the study to date are on concurrent hydroxyurea therapy. For currently enrolled patients not on hydroxyurea, the DMC recommended that study drug be discontinued and that patients proceed to the end of study follow-up period. This recommendation by the DMC was made after the analysis of efficacy, safety and futility. The DMC noted further that there were no specific safety issues identified. Finally, the DMC has requested additional data and will reconvene when these are available.

“The DMC carefully considered the available data in carrying out their review,” said Seth Hetherington, M.D., Senior Vice President, Clinical and Regulatory Affairs of Icagen. “We have notified the FDA of the recommendations of the DMC, and are implementing these recommendations beginning with notification of the investigators. The trial will now enroll only patients who are on concurrent hydroxyurea therapy. While patients not on hydroxyurea will discontinue study drug and enter the eight-week follow-up phase, no specific safety concerns were voiced by the DMC. Thus, no additional monitoring of these patients beyond that specified in the protocol is required. We are confident that the recommendations to modify the protocol at this time are in the best interest of maintaining the integrity of the clinical trial.”

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	866-425-6193 (United States and Canada)
•	973-935-2981 (International)

The access code for the call is 7706576.

A playback of the call will be available from approximately 1:00 p.m. Eastern Time on August 4 through August 14, 2006 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)

•	973-341-3080 (International)

The access code for the call is 7706576.

About ICA-17043

ICA-17043 is a novel small molecule ion channel inhibitor under development for the chronic prophylactic treatment of sickle cell disease. This novel drug candidate is taken orally and is being developed for once-a-day dosing. ICA-17043 has received both fast track designation and orphan drug designation from the U.S. Food and Drug Administration. ICA-17043 targets a particular potassium channel, called the Gardos channel, that is located on the membrane of red blood cells. In collaboration with the McNeil Pediatrics Division of McNeil-PPC, Inc., Icagen is currently conducting a Phase III clinical trial of ICA-17043.

About Sickle Cell Disease

Sickle cell disease is a chronic and debilitating genetic blood disorder, primarily affecting individuals of African descent, resulting in a variety of disease complications and a significantly shortened lifespan in the majority of patients. Sickle cell disease is the most common genetic disease among individuals of African descent and is prevalent worldwide. According to the American Medical Association, there are approximately 100,000 patients with sickle cell disease in the United States.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

-	ICA-17043 for sickle cell disease, for which the Company is conducting a Phase III clinical trial;

-	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

-	a compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies; and

-	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether the DMC will recommend stopping the Phase III ASSERT study entirely, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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